Exhibit 4.82

Zhejiang Shangmeng Technology Co., Ltd.

Equity Transfer Agreement

March of 2016

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

Equity Transfer Agreement

This Equity Transfer Agreement (the “Agreement”) is made and entered into by and between the following parties in Xihu District, Hangzhou on March 29, 2016:

1. Transferor: Shenzhen Tongfu Technology Co., Ltd.(深圳市统付科技有限公司), a company duly incorporated with limited liability and validly existing under the Laws of the People’s Republic of China (the “PRC”);

2. Transferee: Shanghai Xingye Investment Development Co., Ltd. (上海兴业投资发展有限公司), a company duly incorporated with limited liability and validly existing under the Laws of the PRC;

(The Transferor and the Transferee shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.)

WHEREAS

1. Zhejiang Shangmeng Technology Co., Ltd. (浙江商盟科技有限公司) (hereinafter referred to as the “Target Company”) was incorporated on August 19, 2009, with a registered capital of RMB100,000,000, and its business scope includes high-tech products, computer and network systems, software and hardware, network engineering technology development, computer system integration technology consulting and service for transfer of computer system integration technology achievements, information consulting service and agency service;

2. The Target Company wholly owns Shangmeng Commercial Service Co., Ltd. (商盟商务服务有限公司) (hereinafter referred to as the “Ultimate Target Company”), a third party payment service institution established under the approval of the People’s Bank of China, which has a registered capital of RMB100,000,000, and mainly engages in internet payment and prepaid card payment business and has the third party payment license (License No.: Z2005533000014) issued by the People’s Bank of China;

3. The Transferor holds 63% equity of the Target Company (corresponding to the paid-in capital of RMB63,000,000); and

4. In order to realize the control over the Ultimate Target Company and operate the business set forth in Paragraph 2 of the WHEREAS Clause on an ongoing basis through the Ultimate Target Company, the Transferee agrees to acquire the 63% equity in the Target Company held by the Transferor in the way agreed herein, and the Transferor agrees to sell such equity to the Transferee.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

Pursuant to the laws and regulations of the People’s Republic of China and upon negotiation, the Parties agreed as follows for joint compliance:

Article 1 Definitions and Interpretation

Unless otherwise required in the context, the following terms used herein shall have the following meanings:

“Target Equity” refers to the aggregate 63% equity of the Target Company that is proposed to be transferred by the Transferor to the Transferee, and all rights, titles and interests in connection therewith (including but not limited to all rights, titles and interests represented by and contained in such equity under the Current AOA of the Target Company);

“Transfer of Target Equity” refers to the act of the Transferor to transfer equity of the Target Company of the said percentage to the Transferee in accordance with the terms and conditions of this Agreement;

“Agreement”: refers to this Equity Transfer Agreement entered into by the Parties, including the appendices and all amendment hereto as may be from time to time made in accordance with this Agreement;

“Registration Authority”: refers to the industrial and commercial administration authority which takes charge of equity transfer registration;

“Current AOA” refers to the Articles of Association of the Target Company currently in force at the time of execution of this Agreement;

“Equity Transfer Price” refers to the consideration agreed to be paid by the Transferee for acquisition of the equity transferred by the Transferor;

“Equity Transfer Completion Date” refers to the date when the formalities of industrial and commercial registration for the equity transfer contemplated hereunder and the amended Articles of Association have been completed, as well as the Transferee has paid the remaining amounts to the Transferor upon the satisfaction of the agreed conditions.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

“Change of Director” refers to the change of directors of the Target Company into the directors appointed or consented to by the Transferee and the completion of relevant industrial and commercial registration change/filing formalities, in accordance with the provisions of this Agreement.

“Adverse Effect” refers to any circumstance or status which produces any adverse effect on the valid existence, business or operation, assets and liabilities (including contingent liabilities), operation performance or financial conditions of the Target Company and the Ultimate Target Company.

“PRC” refers to the People’s Republic of China, and shall, for the purpose of this Agreement only, exclude Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Laws” refer to the laws, regulations, departmental rules and other normative documents that are currently in force and have been promulgated and may be publicly available in the PRC. The headings and titles herein are for convenience only and shall not affect the interpretation of this Agreement;

Article 2 Representations, Warranties and Undertakings of the Transferor, Target Company and Ultimate Target Company

2.1 For the purpose of completing the transaction contemplated herein, the Transferor, the Target Company and the Ultimate Target Company severally and jointly make the representations, warranties and undertakings set forth in Appendix I to the Transferee, and acknowledge that the Transferee relies on such representations, warranties and undertakings to enter into this Agreement.

2.2 In addition to the representations, warranties and undertakings set forth in Appendix I, considering that the core purpose of this Agreement is that the Transferee acquires the control over the Ultimate Target Company by acceptance of the transfer of the Target Equity and engages in the business authorized under the Payment Business License of the People’s Republic of China (License No.: Z2005533000014) on an ongoing basis through the Ultimate Target Company, the Transferor, the Target Company and the Ultimate Target Company severally and jointly undertake to the Transferee that the Payment Business License of the People’s Republic of China (License No.: Z2005533000014) and the Value-added Telecommunication Business Operating License of the People’s Republic of China (Operating License No.: Zhe B2-20120326) currently held by the Ultimate Target Company are legally obtained, authentic and validly existing, and that there is no circumstance that will constitute any substantial obstruction for the valid renewal of the said payment license by the Ultimate Target Company in accordance with the Circular of the People’s Bank of China on Work Concerning Renewal of Payment Business License and other relevant laws and regulations.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

2.3 Each representation and warranty herein shall be deemed as separate representation and warranty, and shall not be limited or restricted due to reference to or inference from any other representation and warranty clauses or any other clauses of this Agreement (unless any provision herein explicitly stated to the contrary).

2.4 Each representation and warranty hereunder shall be deemed to be repeated and valid from the date when the Transferee pays the deposit to the date when the Director Change has been completed.

2.5 The Transferor, the Target Company and the Ultimate Target Company jointly undertake that if any of them is aware of any circumstance which makes any representation or warranty become unauthentic, inaccurate or misleading in any aspect from the date hereof to the date of completion of Director Change, it will immediately notify the Transferee in writing and obtain the recognition from the Transferee.

Article 3 Confirmation on this Transaction by the Parties and Conditions Precedent

3.1 The consideration of this equity transfer shall be based on the authentic assets and liabilities recorded in the consolidated financial statements of the Target Company and the Ultimate Target Company; the equipments and systems currently held by the Target Company and the Ultimate Target Company; and the intellectual property rights currently owned by the Target Company and the Ultimate Target Company, including trademark, copyright and domain name right, etc.; and the licenses and business qualifications and eligibility required for the business currently owned and effectively carried out by the Target Company and the Ultimate Target Company.

3.2 The Parties agree that in case of any proof showing that relevant assets originate from any actual purchase or investment made by the Target Company or the Ultimate Target Company, such assets shall also be all included in the consideration of this transaction, and the Transferor, the Target Company and the Ultimate Target Company are obligated to include such assets into the scope of assets of the company without any additional consideration to be paid by the Transferee.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

3.3 The Parties acknowledge that where there is any accounts receivable of the Target Company or the Ultimate Target Company failing to be recovered within six (6) months (which is not applicable to the accounts receivable of business deposit) or any time limit agreed by the Parties, or there is any unrecorded liabilities (including contingent liabilities), salary and social insurance benefits, governmental fines and punishments, unpaid taxes and charges and other payables (collectively “Undisclosed Liabilities”) of the Target Company or the Ultimate Target Company, or where there is any shortage, damage or reduction or loss of use value (collectively “Property Value Impairment”) of the equipments and systems of the Target Company or the Ultimate Target Company due to willful acts of the Transferor (except for normal wears and tears), or where the intellectual property rights or business qualifications of the Target Company or the Ultimate Target Company infringe upon rights of others, have any defect in title, or are withdrawn by the relevant authorities, etc. which reduces, affects or causes loss of value, or leads to any external indemnity, the Transferee shall be entitled to directly deduct the corresponding price from the consideration of this equity transfer.

3.4 The Parties acknowledge that, where the accounts receivable of the Target Company or the Ultimate Target Company cannot be recovered within six (6) months upon the closing date of the equity transfer for whatsoever reason, which leads to any recognizable losses, the Transferor and the actual controller company shall be responsible for full indemnity to the Target Company or the Ultimate Target Company.

3.5 The Parties hereby undertake and warrant that:

3.5.1 They are entities legally incorporated and validly existing or natural persons with full capacity for civil conducts;

3.5.2 Their execution of this Agreement has been validly resolved and fully authorized per their internal procedures, and the persons signing on this Agreement on their behalf are their legal and valid representatives;

3.5.3 The execution of this Agreement will not lead to their breach of laws, regulations and their articles of association (if applicable), any rule which legally binds them or any of their obligations under other agreements;

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

3.5.4 They understand the possible risks for this transaction and are able to assume such risks;

3.5.5 They decide to participate in this transaction based on their own independent judgment, without relying on any legal, investment or taxation advice provided by any Party; and

3.5.6 They have carefully read this Agreement and understood the exact meanings of the terms of this Agreement, without any serious misunderstanding.

Article 4 Equity Transfer of the Target Company

4.1 The Transferor agrees to transfer the equity it holds in the Target Company to the Transferee in accordance with the conditions set forth herein, and the Transferee agrees to accept the transfer of the Target Equity in the way agreed herein.

4.2 Subject to other preconditions agreed herein, the Parties unanimously agree to jointly go through the formalities for filing with superior regulatory governmental authority or change of industrial and commercial registration as involved in the Transfer of Target Equity hereunder; the Parties shall timely execute and supply the documents and materials required for such filing or registration.

4.3 From the date of completion of the change of industrial and commercial registration of the Transfer of Target Equity, the Transferee shall enjoy and assume the corresponding shareholder’s rights and obligations.

Article 5 Payment Terms and Procedure for Transfer Price for Equity of Target Company

5.1 Equity Transfer Price: upon negotiation and determination by the Parties, and subject to full compliance with this Agreement and its Appendix, the overall valuation of the Target Company is RMB570 million; and the total transfer price of the Target Equity shall be RMB359.1 million (hereinafter referred to as the “Equity Transfer Price”).

5.2 The Transferee shall, within 3 days upon execution of this Agreement, transfer 20% of the Equity Transfer Price (i.e. RMB71.82 million) to the Transferor as the deposit under this Agreement, and comply with the following provisions:

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

5.2.1 Where the formalities for change of industrial and commercial registration are completed as agreed herein, such deposit shall be converted into part of the Equity Transfer Price;

5.2.2 Where this Agreement is terminated due to reasons not attributable to both Parties, the Transferor shall refund the principal of such deposit and pay interest thereof to the Transferee;

5.2.3 Where this Agreement is terminated due to willful act or negligence of or other reasons attributable to the Transferor, the Target Company or the Ultimate Target Company, the Transferor shall make double refund of the deposit to the Transferee; and

5.2.4 Where this Agreement is terminated due to willful act or negligence of or other reasons attributable to the Transferee, the Transferor will not refund such deposit.

5.3 The payment terms and procedures for the Equity Transfer Price are as follows: within 3 days upon execution of this Agreement, the Transferee shall pay the deposit agreed in Paragraph 5.2 of Article 5 (i.e. the first payment) to the Transferor, and upon receipt of such deposit, the Transferor shall initiate the formalities for change of industrial and commercial registration of the Target Company, and the Transferee shall cooperate positively; the materials required for shareholder change and change of articles of association of the company with the administration for industry and commerce (hereinafter referred to as the “AIC Change”) shall be submitted within ten business days upon the Transferee’s receipt of the deposit, and when submitting the materials, the Transferee shall send people to participate in such submission.

5.4 Within ten (10) business days after the Ultimate Target Company obtains the approval for renewal of the third party payment license and obtains the new license with a new term issued by the People’s Bank of China, the Transferee will pay the remaining amounts of RMB287.28 million (i.e. 80% of the transfer price) to the Transferor, and the Transfer of Target Equity shall be deemed to have completed upon such payment.

5.5 All taxes, charges, and expenses arising out of the AIC Change registration, as incurred during this equity transfer, shall be respectively assumed in accordance with the PRC laws and regulations or withheld as required, by the Transferee, the Transferor and the Target Company.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

Article 6 Obligations of the Parties

6.1 In addition to the obligations otherwise provided herein, the Transferor, the Target Company and the Ultimate Target Company jointly and severally assume the following obligations:

6.1.1 From the date hereof, to prepare all legal documents required by the Registration Authority for the AIC Change registration necessary for this equity transfer;

6.1.2 From the date of completion of shareholder change registration to December 31, 2016, the Transferor shall assist the boards of directors of the Target Company and the Ultimate Target Company in taking all possible measures to obtain all governmental approvals, consents and licenses required for performing this Agreement, and satisfying relevant requirements for registration, filing and renewal;

6.1.3 For this equity transfer, to go through the formalities for AIC Change registration for the Target Company with the Registration Authority, and complete the AIC Change registration provided hereunder within the time limit prescribed herein, and retrieve the updated information and materials on shareholders of the company reflecting this equity transfer;

6.1.4 Within 30 days upon completion of the Director Change, complete the handover of the computer technologies, software, software management, computer management of the payment platform and the materials and matters relating to the computer technologies and management of the payment platform; and

6.1.5 Within 30 days upon completion of the Director Change, complete the handover of the financial books and records, financial seals, important documents and equipments, and all other assets of the Target Company and the Ultimate Target Company.

6.2 Obligations of the Transferee

6.3.1 From the date hereof, the Transferee shall assist the boards of directors of the Target Company and the Ultimate Target Company in taking all possible measures to obtain all governmental approvals, consents and licenses required for performing this Agreement.

6.3.2 From the date hereof, the Transferee shall assist the Transferor in completing the AIC Change Registration with the Registration Authority for this equity transfer.

6.3.3 The Transferee shall pay the Equity Transfer Price on time and in full as agreed herein.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

6.3 The Parties agree and confirm that the provisions of this Agreement shall constitute legal, valid, binding and enforceable obligations of the Parties.

6.4 The Parties agree that the Transferee may appoint a third party to serve as the entity that accepts the transfer of the Target Equity, and if the Transferee does so, all rights and obligations of the Transferee hereunder shall be then assigned to such third party in general, and the Parties shall unconditionally cooperate on the completion on relevant assignment formalities (the specific methods of which shall be designated by the Transferee), including resigning this Agreement in the name of the third party or entry into an assignment agreement, etc. Upon the assignment of the third party, the Transferee shall be jointly and severally liable for the obligations of the Transferee hereunder, i.e. the Transferor may directly make claims against the Transferee. The guarantee liability shall be in full force and effect until the date when the contractual obligations and legal liabilities to be assumed by the Transferee hereunder are fully fulfilled.

Article 7 Remedies and Liabilities for Damages for Breach of Contract

7.1 Transferor’s Liabilities for Damages for Breach of Contract

7.1.1 The Transferor shall compensate any loss caused to the Transferee due to the breach of this Agreement by the Transferor, the Target Company or the Ultimate Target Company. Where the purpose of the Transferee to accept the transfer of the Target Equity is frustrated due to any material breach of this Agreement by the Transferor, the Target Company and/or the Ultimate Target Company, the Transferee may unilaterally terminate this Agreement. Where the Payment Business License of the People’s Republic of China (License No.: Z2005533000014) currently held by the Ultimate Target Company fails to be renewed due to reasons not attributable to the Parties, the Parties may terminate this Agreement upon negotiation.

7.1.2 The Transferor hereby undertakes that the Transferee shall not assume any liability, obligation or loss arising out of any matter of the Target Company and/or the Ultimate Target Company prior to the Director Change (including the indirect loss suffered by the Transferee due to the bearing of such liabilities, obligations or losses by the Target Company and/or the Ultimate Target Company after completion of this equity transfer), and where the Transferee bears any liability, obligation or loss due to any matter prior to the Director Change, the Transferor shall make compensation to the Transferee or the Target Company (at the option of the Transferee) and hold the Transferee harmless against such liability, obligation or loss.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

7.2 Where the Transferee breaches or fails to perform the provisions of this Agreement, the Transferee shall indemnify the Transferor against all losses suffered by such breach or failure.

7.3 Where any Party breaches any or several obligations, undertakings or warranties hereunder, such Party shall assume the liabilities for breach of contract, and in the absence of special provision or in case the loss cannot be calculated, such Party shall pay liquidated damages to the non-breaching Party at the amount of 20% of the total Equity Transfer Price.

7.4 Where the Transferee delays in paying the transfer price, the Transferee shall pay overdue payment interest to the Transferor, per 0.1% of the overdue amount on a daily basis.

Article 8 Disclaimer

8.1. Force Majeure

Where any Party is prevented from performing its obligations hereunder due to Force Majeure Event, the affected Party shall notify the other Party in writing within fifteen (15) days upon occurrence of the Force Majeure Event, provide detailed materials on such event and documents proving such event (including the documents issued by the official competent authority, if applicable) and explain the reasons for its failure to perform or delay in performing all or part of the terms hereof.

“Force Majeure Event” refers to any event that is unpredictable to any Party at the time of entering into this Agreement and the occurrence and consequence of which is inevitable and insurmountable. Force Majeure Event shall include but not limited to earthquake, typhoon, flood or other acts of God, fire, explosion, embargo, strike, riot, war, epidemic, etc.

In case of any Force Majeure Event, neither Party shall be required to be liable to the other Party for any damage, incremental costs or losses resulting from its failure to perform or delay in performing this Agreement, and such failure or delay shall not be deemed as a breach of this Agreement. The Party claiming occurrence of Force Majeure Event shall take proper measures to mitigate or eliminate the influence of the Force Majeure Event as much as possible, and try to resume the performance affected by the Force Majeure Event as soon as possible.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

Where the Force Majeure Event or the consequence of the Force Majeure Event prevents any Party from performing all or part of its obligations under this Agreement for a period of one hundred and twenty (120) days or more from the date of occurrence of such Force Majeure Event, the Parties shall, based on the influence of the Force Majeure Event, through unanimous affirmative votes upon negotiation, discuss and determine whether to terminate this Agreement or not and release the affected Party from all or part of its obligations hereunder or delay the performance of such obligation.

8.2 With prejudice to the provisions hereof, where this Agreement fails to be fully performed in whole or in part due to the willful act or fault of any Party hereto, such Party shall indemnify the other Party against all losses suffered therefrom; if both Parties shall be blamed, each Party shall assume the corresponding compensation liabilities to the other Party based on its degree of fault.

Article 9 Confidentiality

9.1 Except for the disclosure made by the Parties to their respective affiliates and professional institutions or consultants engaged by the Parties for this equity transfer, or the disclosure or announcement made by a Party as required by Laws or the rules of stock exchange, governmental authority or other administrative or regulatory agency with jurisdiction, each Party shall keep in confidential any proprietary, confidential or secret data and materials disclosed to it by any other Party during negotiation for the purpose of the discussion and conclusion of this Agreement or the operation of company, or of any other Party, or in connection with the business or operation of the Target Company or the Ultimate Target Company, or this Agreement (collectively “Confidential Information”), and may not disclose the Confidential Information to any third party or any third person.

9.2 Neither Party may use any Confidential Information of any other Party for its own account or for any other purpose other than the implementation of the business of the Target Company or the Ultimate Target Company.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

Article 10 Governing Law and Dispute Resolution

10.1 The execution, validity, performance, interpretation and enforceability of this Agreement shall be governed by the PRC Laws.

10.2 Where any provision of this Agreement or any part thereof is legally considered as illegal, invalid or unenforceable, the other provisions will not be affected.

10.3 Any controversy, dispute or claim arising out of or in connection with this Agreement (“Dispute”), including any issue concerning the existence, validity or termination of this Agreement, shall be solved by the Parties through friendly negotiation. Where no solution is agreed within fifteen (15) business days after any Party notifies the other Party about the occurrence of any Dispute, such Dispute shall be brought before the local court at the place where this Agreement is signed, and the Parties shall comply with the court judgment.

10.4 In case of any Dispute, and during the litigation period of any Dispute, except for the disputed matters, the Parties shall continue exercising their remaining rights and perform their remaining obligations hereunder.

Article 11 Notice

11.1 Any and all notices between the Parties shall be written in Chinese and sent to the following address by personal delivery, fax or courier service:

(1) Transferor: Shenzhen Tongfu Technology Co., Ltd.

Address:

Fax:

Attn.:

(2) Transferee: Shanghai Xingye Investment Development Co., Ltd.

Address:

Fax:

Attn.:

Notice shall be deemed to have been properly served:

(1) if sent by personal delivery, at the time of delivery;

(2) if sent by fax, at the time of transmission; and

(3) if sent by courier service, on the third (3rd) business day upon the date of sending.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

11.2 Each Party may at any time change its receipt address after sending the notice of change of its receipt address to the other Party in accordance with the provisions of this Article 11.

Article 12 Amendment and Miscellaneous

12.1 Any amendment to this Agreement may only be effective after the Parties have duly signed a written agreement to do so.

12.2 The headings of all parts of this Agreement are for convenience only, and such headings shall not define in any way or restrict or expand the content or meaning of this Agreement or its terms.

12.3 This Agreement shall become effective upon the date when both Parties sign and seal on this Agreement, and will supersede any previous oral or written understanding or agreement between the Parties.

12.4 This Agreement shall be made in quadruplicate of the same legal effect, with each Party holding one copy and the rest for submission or sending to the Registration Authority or other governmental department (if necessary).

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

Signature Page

Transferor: Shenzhen Tongfu Technology Co., Ltd.

Legal Representative

Or Authorized Representative:

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

Transferee: Shanghai Xingye Investment Development Co., Ltd.

Legal Representative

Or Authorized Representative:

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

Appendix I: Representations, Warranties and Undertakings

I.	The Transferor, the Target Company, the Ultimate Target Company and the actual controller company explicitly make the following representations and warranties to the Transferee on the date hereof:

1.	Information Provided by the Transferor, the Target Company and the Ultimate Target Company

During the due diligence against the Target Company and the Ultimate Target Company by the Transferee and the drafting and negotiation of this Agreement, and prior to the date of completion of this Director Change, all information, documents and materials provided for the transaction contemplated hereunder (including but not limited to the financial documents of the Target Company and the Ultimate Target Company) are authentic, complete, accurate and not misleading, and contain no other facts or matters that may cause any Adverse Effect.

2.	Matters Related to the Target Company and the Ultimate Target Company

(1)	The Target Company is a limited liability company legally incorporated and validly existing under the PRC Laws, and its current registered capital is RMB100,000,000, which has been paid in full, and there is no pledge, other security interest or third party right or interest thereon. The Ultimate Target Company is a limited liability company legally incorporated and validly existing under the PRC Laws, and its current registered capital is RMB100,000,000, which has been paid in full, and there is no pledge, other security interest or third party right or interest thereon.

(2)	Except for those disclosed to the Transferee in writing by the Transferor, the Transferor has all shareholder’s rights and interests in and to the Target Equity granted under the PRC Laws, and the Transferor has obtained full authority to transfer the Target Equity without any defect or restriction by any Law, regulation or contract (except restricted by the right of first refusal of other shareholders of the Target Company, but in particular, it means that the Transferor is free from any restriction of the VIE structure once built for holding the Target Equity by itself and/or the actual controller company). The funds used by the Transferor to make investment in the Target Company are all legal and proprietary funds. The Target Company enjoys all shareholder’s rights and interests in and to the registered capital of the Ultimate Target Company against the Ultimate Target Company as may be granted by the PRC Laws.

(3)	None of the following circumstances exists: (i) any custody of shareholder’s rights and interests, nominal holding of equity or similar arrangement, or (ii) any priority, option or relevant right and interest to the convertible securities, or (iii) any attachment, seizure, freezing or compulsory transfer by judicial or administrative authority, or (iv) any other circumstance which may affect any shareholder’s right and interest of the Transferor in and to the registered capital corresponding to the Target Equity of the Target Company or which may lead to the direct or indirect acquisition of any shareholder’s right and interest in and to the registered capital of the Target Company by any third person. (This Clause shall not apply to the 1% equity held by ZHOU Xiaozhong, which is currently attached by the court.)

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

3.	Validity of Authority and Transaction

(1)	The Transferor, the Target Company and the Ultimate Target Company have all necessary powers, authorities and approvals to enter into this Agreement, and have all necessary powers, authorities and approvals to fully perform all of their obligations under this Agreement:

(2)	The Transferor, the Target Company and the Ultimate Target Company have taken all actions necessary for obtaining the authority for execution of this Agreement, and the representatives of the Transferor and the Target Company who sign on this Agreement have full authority to sign this Agreement as the legal representative of the Transferor and the Target Company or under valid power of attorney, and such signing will therefore bind upon the Transferor and the Target Company;

(3)	The entry into this Agreement or the transaction contemplated hereunder by the Transferor, the Target Company and the Ultimate Target Company:

(i)	will not breach the provision of any Law or regulation;

(ii)	will not breach their articles of association;

(iii)	will not breach any material agreement, judgment, injunction, decree, order or other document which is binding upon the Transferor or the Target Company or their material assets;

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

(4)	To the knowledge of the Transferor, the Target Company and the Ultimate Target Company, there is no material litigation or arbitration, or material Law, administrative procedure or material governmental investigation, which will affect their ability to execute or perform this Agreement; and

(5)	After the legally authorized representatives of the Transferor, the Target Company and the Ultimate Target Company sign this Agreement, this Agreement will constitute legal, valid and binding obligation of the Transferor, the Target Company and the Ultimate Target Company; and all obligations of the Transferor, the Target Company and the Ultimate Target Company may be enforced in accordance with the terms hereof upon their execution of this Agreement.

4.	Compliance with Laws

(1)	The Target Company and the Ultimate Target Company have obtained all necessary licenses, approvals, filings, authorities and consents to validly carry out their businesses, and the Target Company and the Ultimate Target Company are under no circumstance which they have caused or may cause any material Adverse Effect due to failure to obtain corresponding licenses, approvals, filings, authorities and consents; and

(2)	Except as those explicitly disclosed to the Transferee in writing, the operation activities of the Target Company and the Ultimate Target Company are in compliance with the Laws and regulations, including, without limitation, that they have committed no material breach in terms of or received no material administrative punishment given by any competent governmental department for issues concerning industry and commercial registration, finance, taxation, customs, foreign exchange and labor, etc.;

5.	Use of Proceeds

(1)	The funds or assets of the Target Company and the Ultimate Target Company are all used for legal purpose, and no utilization of their funds or assets causes or may cause any material Adverse Effect to the Target Company and the Ultimate Target Company;

(2)	The accumulation or utilization of the funds or assets of the Target Company and the Ultimate Target Company are legally and properly recorded in relevant books or records; and

(3)	All payments of the Target Company and the Ultimate Target Company or all payments made on behalf of the Target Company and the Ultimate Target Company have been legally and properly recorded.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

6.	Accounting and Other Records

(1)	As of the date of completion of this equity transaction, the books, account books, management accounts and other records of the Target Company and the Ultimate Target Company:

(i)	have truthfully and fairly reflected the status of their affairs, are up to date, and are properly and consistently maintained in accordance with all applicable Laws and generally accepted accounting practices; and

(ii)	completely and accurately recorded all materials required to be recorded without misleading information.

(2)	All ownership documents and the executed copies of all existing agreements to which the Target Company or the Ultimate Target Company is a party, are under their custody or control. All accounts, documents and tax returns as required by the Laws to be submitted to relevant governmental departments in the PRC or prepared by the Target Company and the Ultimate Target Company have been properly submitted or prepared.

7.	Asset Ownership

(1)	Real Estate

(i)	The Target Company and the Ultimate Target Company owns no land use right or property right; the Target Company and the Ultimate Target Company have entered into legal and valid tenancy contract with the relevant property owner or the lessor having the right to lease for the premises they lease, and the Target Company and the Ultimate Target Company have valid and binding lease rights and interests to such leased premises;

(ii)	There is no agreement, condition, regulation, administrative order, ruling, burden or restriction that affect the use or intended use of the premises leased by the Target Company and the Ultimate Target Company;

(iii)	The current use of the premises leased by the Target Company and the Ultimate Target Company is in compliance with the provisions of the Law and regulations and the relevant tenancy contract, and may satisfy the workplace needs for the Target Company and the Ultimate Target Company to carry out normal business operation;

(2)	Ownership

The Target Company and the Ultimate Target Company have complete and salable ownership and rights and interests to their own material assets, and such assets are not subject to the limitation of any encumbrance. The Target Company and the Ultimate Target Company have respectively obtained the necessary licenses, permits, approvals, authorities and exemptions for carrying out their businesses and using their assets, and there is no third party claim or demand which may restrict the use or occupation of their own material assets by the Target Company and the Ultimate Target Company.

(3)	Receivables

As of the date of completion of the Director Change, all receivables of the Target Company and the Ultimate Target Company are true and valid.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

8.	Material Contracts

(1)	As of the date of completion of the Director Change, the Target Company and the Ultimate Target Company do not have any of the following agreements or arrangements:

(i)	where the transaction hereunder will cause the termination or rescission of such agreements, or cause the Target Company and the Ultimate Target Company to breach of contract, and such termination, rescission or breach has or may have any material Adverse Effect to the Target Company and the Ultimate Target Company;

(ii)	where no guarantee, compensation, security or other undertaking on contingent liability to any third person is made by the Target Company or the Ultimate Target Company which has or may have any material Adverse Effect to the Target Company and the Ultimate Target Company.

(2)	Neither the Target Company or the Ultimate Target Company defaults on any agreement to which it is a party, which has or may have any material Adverse Effect to the Target Company and the Ultimate Target Company.

9.	Intellectual Property Rights

(1)	Business Intellectual Property Rights

(i)	All intellectual property rights (including but not limited to patents, trademarks, copyright, know-how, etc., whether registered or not) that have been used or can be used in the business of the Target Company and the Ultimate Target Company, which are necessary for the business of the Target Company and the Ultimate Target Company or relate to the business of the Target Company and the Ultimate Target Company, and all relevant registration applications thereof:

(a)	are or will be legally owned as beneficiary, or legally used under authority from the owner, by the Target Company and the Ultimate Target Company;

(b)	are valid and enforceable;

(c)	are not infringed upon or opposed by any person;

(d)	in case of self-owned intellectual property rights, are not subject to any encumbrance or any license or authorization;

(e)	For the rights on all registered intellectual property rights stated above or the intellectual property rights that are applying for registration, all due update and registration fees have been paid, and all necessary measures for maintaining and protecting the said intellectual property rights have been taken;

(f)	There is no infringement upon the intellectual property rights of any third party, nor existing or potential litigation, arbitration or other dispute on intellectual property rights with any third party;

(g)	There is no claim or pending application in connection therewith, which, once occurred or approved, will have material Adverse Effect on the authenticity and accuracy of the said content.

(ii)	The Target Company and the Ultimate Target Company will carry out all relevant applications, filings, registrations and renewal formalities for the intellectual property rights required for their own businesses in accordance with the Laws and regulations.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

(2)	No Infringement

To the knowledge of the Transferor, the Target Company and the Ultimate Target Company and their respective shareholders and employees have committed no act of infringement upon the intellectual property rights (including but not limited to the trademark, patent and copyright) of any third party which has or may have any material Adverse Effect to the Target Company and the Ultimate Target Company.

10.	Labor and Social Insurance

(1)	Employees

For the purpose of this Clause, employees refer to all laborers who have labor relationship or factual labor relationship with the Target Company and the Ultimate Target Company, and the laborers (if any) who are dispatched to the Target Company and the Ultimate Target Company by any labor dispatching entity.

The Target Company and the Ultimate Target Company do not make any amendment to the employment terms and conditions of any of their director, managerial person or employee beyond its normal operation scope.

(2)	Compliance

The Target Company and the Ultimate Target Company comply with all provisions of the PRC Laws on labor management, and are not given any material administrative punishment by the labor administration due to breach of any Law or regulation on labor management.

The Target Company and the Ultimate Target Company have no material employment dispute arising out of failure to pay any remuneration or compensation to any employee or other matter, or pending injury accident or security liability to any employee, and have no outstanding compensation liability or claim notice arising out of the termination of any employment or service contract, which has or may have any material Adverse Effect to the Target Company and the Ultimate Target Company.

(3)	Social Insurance

The social insurance of the Target Company and the Ultimate Target Company and the contribution thereof are in compliance with the requirements of relevant Laws and regulations, and there is no material default of payment or any other breach of relevant Laws and regulations, which has or may have any material Adverse Effect to the Target Company and the Ultimate Target Company. Where the Target Company and the Ultimate Target Company is given any punishment or required to make up contribution due to any irregularity in the contribution to social insurance or housing provident fund prior to the date of completion of this equity transfer, all liabilities shall be borne by the Transferor.

(4)	Incentive System

Unless otherwise agreed by the Parties, Neither the Target Company nor the Ultimate Target Company has (or proposes to have) any equity incentive system, equity option system or profit sharing system for any of their directors, senior executives or other employees. The incentive mechanism that is disclosed and in place has nothing to do with the Transferee, and the Transferee is not required to be bound by it.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

11.	Insurance

 The Target Company and the Ultimate Target Company is not under any circumstance which has or may have any material Adverse Effect to the Target Company and the Ultimate Target Company due to failure to take out insurance.

12.	Litigation

There is no pending or predictable litigation or arbitration against or on the Target Company, the Ultimate Target Company and/or the Transferor, or any affiliate or director of the Target Company and the Ultimate Target Company, or any asset or equity of the Target Company and the Ultimate Target Company, or the production and operation activities of the Target Company and the Ultimate Target Company.

13.	Liabilities to Third Party

(1)	The Target Company and the Ultimate Target Company have not, and will not assume any compensation liability to any entity or natural person due to any liability of their affiliates to any entity or natural person.

(2)	Except as incurred in the normal business course of the Target Company and the Ultimate Target Company, the Target Company and the Ultimate Target Company have no other contingent liabilities, including, without limitation, that the Target Company and the Ultimate Target Company have neither provided any form of guarantee or security to any entity or natural person, nor suffered any fine or taxation punishment.

14.	Insolvency

(1)	There is no order or application which demands or may demand the dissolution, bankruptcy, liquidation or closure of the Target Company and the Ultimate Target Company, and no liquidation committee for the Target Company and the Ultimate Target Company has been established or proposed to be established.

(2)	Neither the Target Company nor the Ultimate Target Company have entered into or may enter into any settlement for discharge of the debts of the Target Company and the Ultimate Target Company, which has or may have any material Adverse Effect to the Target Company and the Ultimate Target Company.

15.	Taxation Warranty

(1)	The financial systems, the management and use of books, vouchers and invoices, and the tax declaration of the Target Company and the Ultimate Target Company are in compliance with the requirements of relevant Laws and regulations, and there is no material back tax or tax in default, or tax avoidance, evasion or dodging, or any other circumstance in violation of the taxation regulations, which has or may have any material Adverse Effect to the Target Company.

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

(2)	The Target Company and the Ultimate Target Company have committed no act which may lead to any taxation punishment having any material obstruction to the ongoing operation of the Target Company and the Ultimate Target Company.

16.	Other shareholders of the Target Company have waived their right of first refusal for the Target Equity, and the Transferor hereby irrevocably waives its right of first refusal for the remaining equity of the Target Company (including but not limited to the right of first refusal granted under the Laws and the articles of association of the Target Company in connection with the transfer and equity transfer).

II、	The Transferor, the Target Company, the Ultimate Target Company and the actual controller company explicitly make the following undertakings to the Transferee on the date hereof:

1、	The Transferor, the Target Company and the Ultimate Target Company hereby severally and jointly undertake to the Transferee that, from the date hereof to the date of completion of Director Change, the current businesses of the Target Company and the Ultimate Target Company will maintain operation continuity in the normal course of operation, and without prior consent of the Transferee, the nature, no substantial change will occur to the scope or method of such businesses.

2、	The Transferor, the Target Company and the Ultimate Target Company hereby severally and jointly undertake to the Transferee that, from the date hereof to the date of completion of Director Change, the Target Company and the Ultimate Target Company may not engage in, allow or facilitate any act or omission which will constitute or lead to the substantial breach of any representation and warranty set forth herein.

3、	The Transferor, the Target Company and the Ultimate Target Company hereby severally and jointly undertake to the Transferee that, the Target Company may not in any way change the equity structure of the Ultimate Target Company or carry out any activity which may lead to any change in such equity structure or the valid existence of the Ultimate Target Company, including but not limited to equity transfer, pledge, capital increase, issuance of convertible bonds, dissolution and liquidation, etc.

4、	The Transferor, the Target Company and the Ultimate Target Company hereby severally and jointly undertake to the Transferee that, from the date hereof to the date of completion of Director Change, without prior consent or request of the Transferee, the Target Company and the Ultimate Target Company may not engage in the following activities:

Equity Transfer Agreement for Zhejiang Shangmeng Technology Co., Ltd.

(1)	any increase or decrease in registered capital, transfer, pledge or other disposal;

(2)	any merger, split, suspension of operation or other similar act;

(3)	any acquisition or sale of any equity or material assets, or any disposal of or change in its current material investment;

(4)	any amendment to any existing contract which is entered into by the Target Company and/or the Ultimate Target Company as a party and which may have material effect on the nature or scope of operation of the Target Company and/or the Ultimate Target Company;

(5)	any agreement, contract, arrangement or transaction entered into outside the normal business (whether it is legally binding or not);

(6)	any contract, agreement, arrangement or transaction entered into with the current shareholders and/or affiliates of the Target Company, unless such contract, agreement, arrangement or transaction is entered into or conducted in the normal business course and on true, legal, valid and fair transaction terms;

(7)	any sale, lease, transfer or otherwise disposal of assets other than normal business, or any mortgage, pledge, lien or other encumbrance set over such assets;

(8)	any distribution or payment of any profits or any bonus share issued to or any other form of distribution of profits to the shareholders of the Target Company;

(9)	any amendment to the articles of association or other organizational document;

(10)	any change to director, senior executive or core employee, and from the date hereof to the third anniversary of the date of completion of Director Change, the voluntary turnover rate of core employees of the Target Company and the Ultimate Target Company will not exceed 30%, and (such employees) will practice diligently and dutifully, and may not damage the interests of the company;

(11)	any offer or commitment of an amount in excess of RMB one hundred thousand (¥100,000) other than normal business;

(12)	any discharge or otherwise release of any liabilities of an amount in excess of RMB one hundred thousand Yuan (¥100,000), or waiver of any right of substantial value;

(13)	any adjustment to increase or decrease the value of any inventory or receivable, or any revaluation of any assets or properties (except for those conducted in the normal business course in the way consistent with past practices and in accordance with the generally accepted accounting rules of the PRC);

(14)	any capital expenditure or commitment in excess of RMB Two Hundred Thousand Yuan (¥200,000) (whether individually or in aggregate), except for those made for daily operation;

(15)	any transaction with a transaction value in excess of RMB Two Hundred Thousand Yuan (¥200,000) (whether individually or in aggregate), except for those conducted for daily operation;

(16)	any change to the governance structure, scope of business or basic status of the company, or any new liabilities, external guarantee or security;

(17)	any settlement or arrangement on any tax-related liability; and

(18)	any action that promises to take any of the foregoing (whether in writing or other forms).